Exhibit 3.118

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA JUL 25 1969 JOHN KOONTZ - SECRETARY OF STATE /s/ John Koontz No. 2137-69

ARTICLES OF INCORPORATION

OF

CAESARS PALACE REALTY CORP.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the General Corporation Law of the State of Nevada as approved March 21, 1925, and all acts amendatory thereof or in addition thereto, and to that end we do hereby certify that:

1st. The name of the corporation is

CAESARS PALACE REALTY CORP.

2nd. The location of the principal office of the corporation within the State of Nevada is 729 North Carson Street, Carson City, Ormsby County, Nevada, and the resident agent in charge of said office is United States Corporation Company.

3rd. The corporation may engage in any lawful activity, without limitation. In furtherance of this purpose (and without limiting the scope of generality thereof, in any way) it is hereby provided that the nature of the business, or the objects or purposes proposed to be transacted, promoted or carried on by the corporation are:

To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To design, develop, experiment with, manufacture, acquire, produce, assemble, buy, lease or otherwise acquire, hold, own, operate, use, install, equip, replace, maintain, service, process, reprocess, repair, remodel, recondition, import, export, sell, lease or otherwise dispose of and generally to deal in and with (as contractor, subcontractor, principal, agent, commission merchant, broker, factor or any combination of the foregoing and at wholesale or retail or both) any and all kinds of equipment, machinery, devices, systems, parts, supplies, tools, implements, apparatus, raw materials, natural products, manufactured articles and products, and goods, chattels, wares, merchandise and tangible property of every kind, used or capable of being used for any purpose whatever.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Nevada, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation or its right to engage in any lawful activity.

4. The total authorized capital stock of the corporation shall be fifty (50) shares all without par value.

5th. The members of the governing board of the corporation shall be styled “directors” and the number of its first Board of Directors shall be five (5); provided, however, that the Board of Directors may, at any meeting by resolution, increase the number of such directors to not more than eleven (11) or decrease the number of such directors to not less than three (3). The names and post office addresses of the first Board of Directors are as follows:

DIRECTORS	POST-OFFICE ADDRESS
Clifford Perlman	5050 Biscayne Blvd. Miami, Florida
Stuart Perlman	5050 Biscayne Blvd. Miami, Florida
Melvin Chasen	5050 Biscayne Blvd. Miami, Florida
Earl Powell	5050 Biscayne Blvd. Miami, Florida
Jay Leshaw	5050 Biscayne Blvd. Miami, Florida

6th. The capital stock and the holders thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment to pay the debts of the corporation or for any other purpose.

7th. The names and post office addresses of the incorporators signing these Articles of Incorporation are as follows:

INCORPORATORS	POST-OFFICE ADDRESS
Ray A. Barr	60 Wall Street, New York, N. Y. 10005
Paul Allersmeyer	60 Wall Street, New York, N. Y. 10005
Robert W. Chaplick	60 Wall Street, New York, N. Y. 10005

8th. The corporation is to have perpetual existence.

9th. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors are expressly authorized:

To determine from time to time whether and if allowed, under what conditions and regulations,

the accounts and books of the corporation (other than the books required by law to be kept at the principal office of the corporation in Nevada) or any of them, shall be open to the inspection of the stockholders, and the stockholders’ rights in this respect are and shall be restricted or limited accordingly.

To make, alter, amend and rescind the By-Laws of the corporation to fix the amount to be reserved as working capital, to fix the times for the declaration and payment of dividends, and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

With the consent in writing or pursuant to the affirmative vote of the holders of at least a majority of the stock issued and outstanding, at a stockholder’s meeting duly called for that purpose, to sell, assign, transfer or otherwise dispose of the property of the corporation as an entirety.

In order to promote the interests of the corporation and to encourage the utilization of the corporation’s lands and other property, to sell, assign, transfer, lease and in any lawful manner dispose of such portions of said property as the Board of Directors shall deem advisable, and to use and apply the funds received in payment therefor to the surplus account for the benefit of the corporation, or to the payment of dividends, or otherwise; provided that a majority of the whole Board concur therein, and further provided that the capital stock shall not be decreased except in accordance with the laws of Nevada.

10th. The corporation reserves the right to amend, alter or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders or directors herein are granted subject to this reservation.

IN WITNESS WHEREOF, we have hereunto set our hands and seals this 22nd day of July, 1969.

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STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

BE IT REMEMBERED, that on this 22nd day of July, 1969, personally appeared before me, a Notary Public in and for the State and County aforesaid, Ray A. Barr, Paul Allersmeyer and Robert W. Chaplick, described in and who executed the foregoing instrument, who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

/s/ THOMAS A. McCARTHY
THOMAS A. McCARTHY
Notary Public, State of New York
No. 31-2603510
Qualified in New York County
Commission Expires March 30, 1971

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